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         JEFFERSON BANCSHARES ANNOUNCES QUARTERLY AND YEAR END EARNINGS

Morristown, Tennessee -- (July 29, 2005) - Jefferson Bancshares, Inc. (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank, announced net income of $754,000, or $0.11 per diluted share, for the quarter ended June 30, 2005 compared to net income of $979,000, or $0.13 per diluted share, for the quarter ended June 30, 2004. Net income for the fourth quarter was adversely affected by an increase in noninterest expense related to expansion activities in Knoxville, Tennessee. For the year ended June 30, 2005, the Company reported net income of $3.5 million compared to net income of $1.4 million for the year ended June 30, 2004. Net income for the year ended June 30, 2004 reflected the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation which was formed in July 2003.

Net interest income decreased $87,000, or 3.1%, to $2.7 million for the quarter ended June 30, 2005. The interest rate spread and net interest margin for the quarter ended June 30, 2005 were 3.22% and 3.89%, respectively, compared to 3.25% and 3.87% for the same period in 2004. Interest income increased $128,000, or 3.3%, to $4.0 million for the three-month period ended June 30, 2005 as a decline in the volume of interest-earning assets was offset by an increase in the average yield. Interest expense increased $215,000, or 20.4%, to $1.3 million for the quarter ended June 30, 2005, due to an increase in the average rate paid on deposits and to an increase in the average balance of Federal Home Loan Bank ("FHLB") advances. For the year ended June 30, 2005, net interest income decreased $151,000 to $11.1 million due primarily to a decrease in the volume of investment securities. For the year ended June 30, 2005, the interest rate spread and net interest margin were 3.24% and 3.88%, respectively, compared to 3.08% and 3.76% for fiscal 2004.

Noninterest income increased $99,000, or 31.3%, to $415,000 for the three months ended June 30, 2005 primarily due to increases in mortgage origination fee income and gain on sale of investment securities more than offsetting declines in service charges and fees and gain on sale of foreclosed property. Mortgage origination fee income increased due to the initiation of secondary market operations. Noninterest income increased $137,000, or 12.8%, to $1.2 million for the year ended June 30, 2005 as a result of increases in mortgage origination fee income and cash surrender value of bank owned life insurance.

Noninterest expense increased $418,000, or 27.3%, to $2.0 million for the three-month period ended June 30, 2005, primarily due to an increase in compensation expense. Compensation expense increased $355,000, or 44.1%, to $1.2 million for the three-month period ended June 30, 2005, primarily due to staff additions for the lending office in Knoxville, Tennessee which opened on January 1, 2005. Consulting fees relating to the internal control requirement of the Sarbanes-Oxley Act of 2002 amounted to $24,000 for the three-month period ended June 30, 2005 and approximately $75,000 for the year ended June 30, 2005. We expect that ongoing fees for professional services will exceed historical levels due to the Sarbanes Oxley Act of 2002. For the year ended June 30, 2005, noninterest expense totaled $7.0 million compared to $10.3 million for the same period in 2004. The $3.2 million decrease was primarily attributable to the nonrecurring

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expense associated with the $4.0 million contribution to the Jefferson Federal
Charitable Foundation during the year ended June 30, 2004.

Nonperforming assets totaled $1.3 million, or 0.45% of total assets at June 30, 2005, compared to $1.6 million, or 0.54% of total assets at June 30, 2004. There were no additions to the allowance for loan losses for either period. The allowance for loan losses was $2.3 million, or 1.07% of total gross loans, at June 30, 2005 compared to $2.5 million, or 1.31% of total gross loans, at June 30, 2004. Net charge-offs amounted to $186,000 for 2005 compared to $362,000 for 2004.

Total assets at June 30, 2005 were $295.0 million compared to $305.5 million at June 30, 2004. Total loans increased $25.0 million, or 13.4%, to $211.6 million at June 30, 2005, compared to $186.6 million at June 30, 2004. The majority of the growth in the loan portfolio was concentrated in the commercial business segment. Investment securities decreased $41.6 million, or 43.8%, to $53.4 million at June 30, 2005, compared to $95.0 million at June 30, 2004. The decrease in investment securities was due primarily to the deployment of conversion proceeds into stock repurchases and higher yielding assets. Total deposits decreased $10.2 million, or 5.0%, to $194.7 million at June 30, 2005 due to a decline in certificates of deposit more than offsetting an increase in transaction accounts. Transaction accounts accounted for 37.8% of total deposits at June 30, 2005 compared to 32.2% at June 30, 2004.

Total equity decreased $11.4 million, or 12.2%, to $82.0 million at June 30, 2005 due to a combination of factors, including the repurchase of shares in the amount of $14.6 million and dividend payments of $1.9 million more than offsetting net income of $3.5 million.

Return on average assets for the year ended June 30, 2005 was 1.14% compared to 0.44% for the year ended June 30, 2004. Return on average equity was 3.92% for the year ended June 30, 2005 compared to 1.46% for the year ended June 30, 2004. The improvement in the return on average equity was aided by stock repurchases during the 2005 fiscal year.

Stock repurchases for the three and twelve months ended June 30, 2005 totaled 277,280 shares at an average cost of $13.17 per share and 1,105,832 shares at an average cost of $13.20 per share, respectively. An additional 571,720 shares remain eligible for repurchase under the current stock repurchase program.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown and a lending office in Knoxville, Tennessee. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates," or similar

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expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
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                           JEFFERSON BANCSHARES, INC.

                                                 AT                    AT
                                            JUNE 30, 2005         JUNE 30, 2004
                                           -------------------------------------
                                                     (In thousands)

FINANCIAL CONDITION DATA:
Total assets                                  $ 295,041             $ 305,474
Loans receivable, net                           211,575               186,601
Cash and cash equivalents, and
    interest-bearing deposits                    11,027                 6,411
Investment securities                            53,366                95,005
Deposits                                        194,706               204,933
Borrowings                                       17,000                 6,000
Stockholders' equity                          $  82,028             $  93,383

                                                  THREE MONTHS ENDED                               YEAR ENDED
                                                       JUNE 30,                                      JUNE 30,
                                           ------------------------------------- --------------------------------------
                                                2005                  2004                  2005                 2004
                                           ------------------------------------- --------------------------------------
                                                         (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                            $    3,994           $     3,866            $   15,779            $   16,067
Interest expense                                1,268                 1,053                 4,639                 4,776
Net interest income                             2,726                 2,813                11,140                11,291
Provision for loan losses                           -                     -                     -                     -
Net interest income after
   provision for loan losses                    2,726                 2,813                11,140                11,291
Noninterest income                                415                   316                 1,204                 1,067
Noninterest expense                             1,951                 1,533                 7,031                10,265
Earnings before income taxes                    1,190                 1,596                 5,313                 2,093
Total income taxes                                436                   617                 1,863                   706
Net earnings                               $      754           $       979            $    3,450            $    1,387


SHARE DATA:
Earnings per share, basic                  $     0.11           $      0.13            $     0.47            $     0.18
Earnings per share, diluted                $     0.11           $      0.13            $     0.47            $     0.18
Dividends per share                        $     0.10           $      0.09            $     0.25            $     0.21
Weighted average shares:
    Basic                                   6,929,559             7,737,418             7,265,831             7,723,215
    Diluted                                 6,940,069             7,736,135             7,282,327             7,765,481


                                                     YEAR ENDED JUNE 30,
                                                -------------------------------
                                                   2005                2004
                                                ----------           ----------
                                                        (Dollars in thousands)

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                 $ 2,479             $ 2,841
Provision for loan losses                              -                   -
Recoveries                                           289                 263
Charge-offs                                         (475)               (625)
                                                 --------            --------
Net Charge-offs                                     (186)               (362)
                                                 --------            --------
Allowance at end of period                       $ 2,293             $ 2,479
                                                 ========            ========

Net charge-offs to average outstanding
    loans during the period, annualized             0.09%               0.19%

                                                  AT                 AT
                                               JUNE 30,           JUNE 30,
                                                 2005               2004
                                              ---------           --------
                                                     (In thousands)
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                               $   426               $ 1,047
    Commercial business                             -                    15
    Consumer                                        -                    21
                                              -------               -------
       Total                                      426                 1,083
                                              -------               -------
Real estate owned                                 914                   552
Other nonperforming assets                          -                     -
                                              -------               -------

Total nonperforming assets                    $ 1,340               $ 1,635
                                              =======               =======
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                                                YEAR ENDED        YEAR ENDED
                                               JUNE 30, 2005     JUNE 30, 2004
                                               -------------     -------------

PERFORMANCE RATIOS:
Return on average assets                             1.14%             0.44%
Return on average equity                             3.92%             1.46%
Interest rate spread                                 3.24%             3.08%
Net interest margin                                  3.88%             3.76%
Efficiency ratio                                    57.17%            83.21% (1)
Average interest-earning assets to
    average interest-bearing liabilities           139.49%           143.13%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                     1.07%             1.31%
Allowance for loan losses as a
    percent of nonperforming loans                 538.26%           228.90%
Nonperforming loans as a percent
    of total loans                                   0.20%             0.58%
Nonperforming assets as a percent
    of total assets                                  0.45%             0.54%



(1) Excluding the $4.0 million contribution to the Charitable Foundation, the efficiency ratio for the year ended June 30, 2004 would be 50.78%.

--------------------------
Contacts:

Jefferson Bancshares, Inc., Morristown
Anderson L. Smith 423-586-8421
or
Jane P. Hutton 423-586-8421